Exhibit 10.45
SEPARATION AGREEMENT
     WHEREAS, Rahul Gupta (“Executive”) is an employee of eFunds Corporation, a Delaware corporation (the “Company”);
     WHEREAS, Executive has resigned from further employment with the Company effective as of December 15, 2006 (the “Separation Date”);
     WHEREAS, Executive and the Company have previously entered into that certain Executive Transition Assistance Agreement, dated as of January 6, 2003 (the “Transition Agreement”), pursuant to which Executive agreed not to engage in certain competitive activities following the termination of his employment; and
     WHEREAS, the Company’s has agreed not to seek to enforce the provisions of Section 4 of the Transition Agreement if Executive executes, delivers and does not rescind this Release.
     NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Executive and the Company hereby agree as follows:
1.	Release.
          (a) As consideration for the promises of the Company contained in this Separation Agreement, Executive, for himself and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Executive (collectively, “Claims”) which he has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the “Controlled Group”) and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies (“the Released Parties”) arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the “Released Matters”), including, without limitation, any Claims based on or arising out of Executive’s employment with the Controlled Group and the cessation of that employment; provided, however, that such release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Executive against any Claims brought against Executive by any third party by reason of Executive’s status as an officer or employee of the Controlled Group or to relieve the Controlled Group from any obligation to pay Executive his accrued PTO balance or any amounts deferred by him under the Company’s retirement and deferred compensation plans.. As an essential inducement to Executive to enter into this Agreement, and as consideration for the promises of Executive contained herein, the Company, for itself and its successors, assigns and affiliates hereby fully and completely releases and waives any and all Claims which it or they have or may have against Executive, or his spouse or heirs (the “Executive Parties”) arising out of or related to the Released Matters or related to activities described in Section 2 below; provided, however, that such release shall not operate to relieve Executive from any obligation to reimburse the members of the Controlled Group for any disbursements (such as travel and entertainment expenses) improperly charged by Executive to such Group. Executive and the Company agree that, by signing this Release, neither party is waiving any Claim arising after the Separation Date or under this Separation Agreement.
          (b) Executive’s release of Claims is intended to extend to and include Claims of any kind arising Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, §§ 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, §§ 720-728 and any other federal, state or local statute, Executive Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.
          (c) Executive has been informed of Executive’s right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Executive’s intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Executive. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:
eFunds Corporation
Gainey Ranch Center II
8501 N. Scottsdale Road
Suite 300
Scottsdale, AZ 85253
Attention: General Counsel
The Company and Executive agree that if Executive exercises Executive’s right of rescission, under this Section (c), the Company’s obligations under Section 2 of this Separation Agreement shall be null and void.
2.	Non-Competition Waiver.
     If Executive does not invoke his right to revoke the Release pursuant to Section 1(c), the Company agrees that it will not seek to enforce, and will, and hereby does, waive, release and forever discharge any rights or claims that may accrue to it under, the provisions of Section 4 of the Transition Agreement (including any right to the equitable relief described in Section 4(b)), with the result that Executive shall be free to engage in the activities described in such Section without restriction.
3.	Miscellaneous.
          (a) Executive may not assign or delegate any of Executive’s rights or obligations in respect of this agreement and any attempted assignment or delegation shall be void and of no effect. This agreement is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns and inures to the benefit of Executive and Executive’s, heirs and executors. This agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules. The Executive Parties are intended third-party beneficiaries of this Agreement.
          (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.
          (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          (d) This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Executive have hereunto set their hands to this Release as of the dates set forth below.

eFUNDS CORPORATION

Dated:	By:	/s/ Paul F. Walsh

Its

Dated: Dec. 15, 2006		/s/ R. Gupta
Rahul Gupta

STATE OF Arizona)

County of Maricopa)

Subscribed and sworn before me this 15th day of December, 2006.

/s/ Ramneek C. Mathur		seal

Notary Public, State of Arizona
My Commission expires: June, 26, 2010

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